Exhibit 99.1

GRI Bio Reports First Quarter 2025 Financial Results and Confirms GRI-0621 Phase 2a IPF Trial on Track for 6-Week Interim Data in Q2 2025 and Topline Data in Q3 2025
Positive interim 2-week safety and biomarker results from its ongoing Phase 2a study evaluating GRI-0621 for the treatment of Idiopathic Pulmonary Fibrosis (“IPF”)
Continued momentum with completed patient enrollment for the 6-week interim analysis (n=24) and over two-thirds enrollment completed for the overall trial
Cash runway expected to fund operations through Q3 2025

LA JOLLA, CA, May 15, 2025 — GRI Bio, Inc. (NASDAQ: GRI) (“GRI Bio” or the “Company”), a biotechnology company advancing an innovative pipeline of Natural Killer T (“NKT”) cell modulators for the treatment of inflammatory, fibrotic and autoimmune diseases, today reported its financial results for the quarter ended March 31, 2025 and provided a corporate update.
“We continue to make very encouraging progress with our ongoing Phase 2a trial of our lead program, GRI-0621. Based on the positive interim safety and biomarker data observed in the first 12 patients at 2 weeks, the current momentum with patient enrollment, and the additional data readouts anticipated this year, we believe we are well-positioned to build near- and long-term value for shareholders,” commented Marc Hertz, PhD, Chief Executive Officer of GRI Bio.
Recent Highlights
•Reported interim biomarker data demonstrating a positive trend towards an anti-fibrotic effect of GRI-0621 in first 12 patients of ongoing Phase 2a study in IPF;
•Completed patient enrollment for the 6-week interim analysis (n=24) and completed over two-thirds of enrollment for the overall trial;
•Reported encouraging interim safety results from its ongoing Phase 2a study evaluating GRI-0621 for the treatment of IPF;
•Announced its abstract was selected for poster discussion at the 2025 American Thoracic Society (ATS) International Conference;
•Bolstered global intellectual property portfolio with granting of patents in Europe and Japan; and
•Extended cash runway with closing of $5.0 million public offering.
Clinical Program Update
GRI-0621: Type 1 Invariant NKT (“iNKT”) Antagonist in Development for the Treatment of IPF
IPF is a rare chronic progressive pulmonary disease with abnormal scarring of the lung blocking the movement of oxygen into the bloodstream. Currently available treatments for IPF are limited with only two approved drugs that come with significant side-effects, limited compliance and no impact on overall survival1, leaving significant opportunity to augment IPF treatment with a new therapeutic.
GRI Bio’s lead program, GRI-0621, is a small molecule RAR-βɣ dual agonist that inhibits the activity of human iNKT cells. In preliminary trials to date and previous trials with the oral formulation, GRI-0621 has been observed to improve fibrosis in multiple disease models and improve liver function tests and other markers of inflammation and injury in patients.
As previously announced, the pre-planned interim analysis for 2-week safety results from the ongoing Phase 2a biomarker study demonstrated GRI-0621 (4.5mg orally once daily) to be safe and well-tolerated in the first 12 patients evaluated per protocol. Hyperlipidemia, as assessed by LDL, HDL and triglyceride (TG) levels, was not seen in the 12 patients assessed at the 2-week visit. There were no meaningful changes in HDL, LDL or TG levels in patients receiving GRI-0621. The interim analysis committee recommended the study should continue as planned. The interim results show that GRI-0621’s receptor selectivity is consistent with the toxicity profile observed in earlier studies evaluating oral tazarotene in over 1,700 patients treated for up to 52 weeks.
Additionally, interim biomarker results from the first 12 subjects at 2 weeks were reviewed by the Independent Data Monitoring Committee (IDMC) and determined that the change from baseline in PRO-C3 of GRI-0621-treated patients compared to placebo patients is suggestive of anti-fibrotic effect. Based on the available interim data reviewed, the IDMC has recommended the Phase 2a study evaluating GRI-0621 to continue as planned as there are no safety concerns seen to date.
Topline results from the Phase 2a biomarker study are expected in the third quarter of 2025.
For more information about the Phase 2a study, please visit clinicaltrials.gov and reference identifier NCT06331624.
Expected GRI-0621 Upcoming Milestones
•Q2 2025: Report 6-week interim results from Phase 2a biomarker study
•Q3 2025: Report topline results from Phase 2a biomarker study
Summary of Financial Results for First Quarter 2025
Net loss was $3.0 million for the three months ended March 31, 2025.
Research and development expenses were $1.6 million and $0.9 million for the three months ended March 31, 2025 and 2024, respectively.
General and administrative expenses were $1.4 million and $1.0 million for the three months ended March 31, 2025 and 2024, respectively.
As of March 31, 2025, the Company had cash and cash equivalents of approximately $3.3 million. Subsequent to the end of the quarter, the Company closed a public offering for aggregate gross proceeds of $5.0 million. Based on the Company’s current operating plan, the
1 T. M. Maher et al., Global incidence and prevalence of idiopathic pulmonary fibrosis. Respir Res 22, 197 (2021)

Company believes that its existing cash and cash equivalents will be sufficient to fund its operating expenses and capital expenditure requirements through Q3 2025.
About GRI Bio, Inc.
GRI Bio is a clinical-stage biopharmaceutical company focused on fundamentally changing the way inflammatory, fibrotic and autoimmune diseases are treated. GRI Bio’s therapies are designed to target the activity of Natural Killer T (“NKT”) cells, which are key regulators earlier in the inflammatory cascade, to interrupt disease progression and restore the immune system to homeostasis. NKT cells are innate-like T cells that share properties of both NK and T cells and are a functional link between the innate and adaptive immune responses. Type I invariant NKT (“iNKT”) cells play a critical role in propagating the injury, inflammatory response, and fibrosis observed in inflammatory and fibrotic indications. GRI Bio’s lead program, GRI-0621, is an inhibitor of iNKT cell activity and is being developed as a novel oral therapeutic for the treatment of idiopathic pulmonary fibrosis, a serious disease with significant unmet need. The Company is also developing a pipeline of novel type 2 diverse NKT (“dNKT”) agonists for the treatment of systemic lupus erythematosus. Additionally, with a library of over 500 proprietary compounds, GRI Bio has the ability to fuel a growing pipeline.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions. These forward-looking statements are based on the Company’s current beliefs and expectations. Forward-looking statements include, but are not limited to, statements regarding: the Company’s expectations with respect to development and commercialization of the Company’s product candidates, the timing of initiation or completion of clinical trials and availability of resulting data, the potential benefits and impact of the Company’s clinical trials and product candidates and any implication that the data or results observed in preclinical trials or earlier studies or trials will be indicative of results of later studies or clinical trials, the Company’s beliefs and expectations regarding enrollment momentum and future enrollment, potential shareholder value and future financial performance, the Company’s beliefs and estimates about its cash and available resources and its ability to fund its planned operations through any particular date, the Company’s expected milestones in 2025, and the Company’s beliefs and expectations regarding the sufficiency of its existing cash and cash equivalents to fund its planned operations, its ability to raise additional funds, which may not be available to the Company on acceptable terms, or at all, and capital expenditure requirements. Actual results may differ from the forward-looking statements expressed by the Company in this press release and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including, without limitation: (1) the inability to maintain the listing of the Company’s common stock on The Nasdaq Capital Market and to comply with applicable listing requirements; (2) changes in applicable laws or regulations; (3) the inability of the Company to raise financing in the future; (4) the success, cost and timing of the Company’s product development activities; (5) the inability of the Company to obtain and maintain regulatory clearance or approval for its respective products, and any related restrictions and limitations of any cleared or approved product; (6) the inability of the Company to identify, in-license or acquire additional technology; (7) the inability of the Company to compete with other companies currently marketing or engaged in the development of products and services that the Company is currently developing; (8) the size and growth potential of the markets for the Company’s products and services, and their respective ability to serve those markets, either alone or in partnership with others; (9) the failure to achieve any milestones or receive any milestone payments under any agreements; (10) inaccuracy in the Company’s estimates regarding expenses, future revenue, capital requirements and needs for and the ability to obtain additional financing; (11) the Company’s ability to protect and enforce its intellectual property portfolio, including any newly issued patents; (12) the risk that interim or preliminary data or analysis is on representative of final data or analysis as addition clinical testing is required to evaluate safety and efficacy; and (13) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks and uncertainties described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC on March 14, 2025 and subsequently filed reports. In particular, the data discussed in this release is interim data and additional study and additional favorable results will be needed for development of GRI-0621 to continue; this interim data may not be indicative of later or final data for this trial. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.
Investor Contact:
JTC Team, LLC
Jenene Thomas
(908) 824-0775
GRI@jtcir.com